                            FORM 4

/  /  Check this box if no longer
      subject to Section 16.
      Form 4 or Form 5 obligations
      may continue.  See instruction 1(b).

               U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

               Filed pursuant to Section 16(a) of the
               Securities Exchange Act of 1934, Section
     17(a) of the Public Utility Holding Company Act of 1935 or
          Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person
     Dearlove            A.                 James
-------------------------------------------------------
    (Last)              (First)           (Middle)

     Penn Virginia Corporation
     One Radnor Corporate Center, Suite 200
     100 Matsonford Road

-------------------------------------------------------
                   (Street)

     Radnor              PA                19087
-------------------------------------------------------
    (City)              (State)           (Zip)


2.  Issuer Name and Ticker or Trading Symbol
      PENN VIRGINIA CORPORATION (PVA)


3.  Statement for Month/Year
      May 2000


4.   If Amendment, Date of Original (Month/Year)

5.  Relationship of Reporting Person to Issuer
    (Check if applicable)

    __X___ Director                    _____ 10% Owner
    __X__ Officer (Give title below)  _____ Other (specify below)

     President and Chief Executive Officer
    ------------------------------------------



6.  Individual or Joint/Group Filing
    (Check applicable line)
    __X_  Form filed by one Reporting Person
    ____  Form filed by more than one Reporting Person




Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

                                                   3. Transaction
                                   2. Transaction     Code
                                      Date            -----------
1. Title of Security                  (Mo/Day/Yr)     Code     V
-----------------------------      --------------     ----    ---
Common Stock, $6.25 par value       05/25/00           M
Common Stock, $6.25 par value       05/25/00           S
Common Stock, $6.25 par value       05/25/00           S
Common Stock, $6.25 par value       05/31/00           M
Common Stock, $6.25 par value       05/31/00           S

                                   4. Securities Acquired (A)
                                      or Disposed of (D)
                                      ---------------------------
                                               (A) or
1. Title of Security                  Amount   (D)       Price
-----------------------------------   ------   -------   --------
Common Stock, $6.25 par value           1500     A       $16.125
Common Stock, $6.25 par value           1000     D       $22.375
Common Stock, $6.25 par value            500     D       $22.00
Common Stock, $6.25 par value          38500     A       $16.125
Common Stock, $6.25 par value          38500     D       $19.6875

                                                     6. Ownership
                                   5. Amount of         Form
                                      Securities        Direct
                                      Beneficially      (D) or
                                      owned at          Indirect
1. Title of Security                  End of Month      (I)
-----------------------------------   ------------      ---------
Common Stock, $6.25 par value                            D
Common Stock, $6.25 par value                            D
Common Stock, $6.25 par value                            D
Common Stock, $6.25 par value                            D
Common Stock, $6.25 par value          11,910            D


                                   7. Nature of
                                      Indirect
                                      Beneficial
1. Title of Security                  Ownership
-----------------------------------   ----------
Common Stock, $6.25 par value



Table II -- Derivative Securities Acquired, Disposed of, or Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)


                             2. Conversion or
                                Exercise Price    3. Transaction
1. Title of Derivative          of Derivative        Date
       Security                 Security             (Mo/Day/Yr)
-----------------------------   ------------------   ------------
Non-Qualified Stock Options     $16.125               05/25/00
Non-Qualified Stock Options     $17.375               02/08/00
Non-Qualified Stock Options     $16.625               01/04/00
Non-Qualified Stock Options     $16.125               05/31/00

                                                   5. Number of
                                                      Derivatives
                                                      Securities
                                                      Acquired
                                                      (A) or
                             4. Transaction           Disposed
                                Code                  (D) of
1. Title of Derivative          ------------------    -----------
       Security                 Code          V       (A)      (D)
-----------------------------   ---------   ------    -----    -----
Non-Qualified Stock Options      A                             1,500
Non-Qualified Stock Options      A            V      13,000
Non-Qualified Stock Options      A            V         200
Non-Qualified Stock Options      A                            38,500

                        6. Date Exer-
                           cisable and      7.  Title and
                           Expiration           Amount of
                           Date                 Underlying
                           (Mo/Day/Yr)          Securities
                           ------------------   -----------------
                           Date     Expira-            Amount or
1. Title of Derivative     Exer-    tion               Number of
       Security            cisable  Date        Title  Securities
------------------------   -------  --------    -----  ----------
Non-Qualified Stock
Options                    02/08/96  02/07/05    Common     1,500
                                                 Stock
                                                 $6.25
                                                 par value

Non-Qualified Stock
Options                    02/08/01   02/07/10   Common    13,000
                                                 Stock
                                                 $6.25
                                                 par value

Non-Qualified Stock
Options                     01/04/01  01/03/10   Common       200
                                                 Stock
                                                 $6.25
                                                 par value

Non-Qualified Stock
Options                     02/08/96   02/07/05  Common    38,500
                                                 Stock
                                                 $6.25
                                                 par value



                                                  9.  Number of
                                                      Derivative
                                                      Securities
                                                     Beneficially
                             8. Price of              Owned at
1. Title of Derivative          Derivative              End of
       Security                 Security                Month
-----------------------------   ------------------   ------------
Non-Qualified Stock Options
Non-Qualified Stock Options
Non-Qualified Stock Options
Non-Qualified Stock Options                           201,800

                             10. Ownership
                                 Form of
                                 Derivative
                                 Security         11. Nature of
                                 Direct (D)           Indirect
1. Title of Derivative           or Indirect          Beneficial
       Security                      (I)              Ownership
-----------------------------   ------------------    -----------
Non-Qualified Stock Options      D
Non-Qualified Stock Options      D
Non-Qualified Stock Options      D
Non-Qualified Stock Options      D


Explanation of Responses.


Intentional misstatements or omissions of facts constitute Federal Criminal Violations.


 A. James Dearlove                            June 7, 2000
-----------------------------              ----------------
Signature of Reporting Person                    Date



By: /s/ Nancy M. Snyder
-----------------------------
Nancy M. Snyder Esquire
Corporate Secretary
Authorized Signer